Exhibit 8.3

King & Spalding LLP 1180 Peachtree Street, NE Suite 1600 Atlanta, GA 30309 Tel: +1 (404) 572-4600 Fax: +1 404 572 5100 www.kslaw.com

August 8, 2022

PotlatchDeltic Corporation

601 West First Avenue

Suite 1600

Spokane, Washington 99201

RE: CatchMark Timber Trust, Inc.

Ladies and Gentlemen:

We have acted as counsel for CatchMark Timber Trust, Inc. a Maryland corporation (the “Company”), in connection with the transactions contemplated under that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 29, 2022, by and among the Company, by and among the Company, CatchMark Timber Operating Partnership, L.P., a Delaware limited partnership, PotlatchDeltic Corporation, a Delaware Corporation, and Horizon Merger Sub 2022, LLC, a Delaware limited liability company and wholly owned subsidiary of PotlatchDeltic. This opinion is being rendered pursuant to Section 8.2(e) of the Merger Agreement. We have also acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-4 (the “Registration Statement”), which includes the proxy statement/prospectus, filed with the Securities and Exchange Commission (the “SEC”) on July 11, 2022. Unless the context otherwise requires, capitalized terms used in this opinion letter and not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the officer’s certificates dated as of the date hereof, from PotlatchDeltic Corporation and the Company delivered to us for purposes of our opinion, and (iv) such other documents, certificates, and records we have deemed necessary or appropriate as a basis for the opinion set forth herein (all documents described in this sentence are collectively referred to as the “Documents”). For purposes of our opinion, we have assumed the genuineness of all signatures, the authenticity of all Documents submitted to us as originals, the conformity to original Documents of all Documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents. We have assumed that such Documents are duly authorized, valid, and enforceable. In making our examination of the Documents, we have assumed that the parties thereto had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such Documents and the validity and binding effect thereof on such parties.

In rendering our opinion, we have assumed with your consent that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, (ii) all of the information, facts, statements, representations, warranties, and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations, warranties, and covenants by independent investigation) are, and will be, true and accurate at all relevant times (including as of the Company Merger Effective Time), (iii) the respective parties to the Documents and all parties referred to therein (including all successors-in-interest to such parties) will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (iv) none of the terms and conditions contained in the Documents have been or will be waived or modified in any respect. For purposes of rendering our opinion, we have assumed that such information, facts, statements, representations, warranties, and covenants are, and will continue to be, true and correct without regard to any qualification as to knowledge or belief. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the information, facts, statements, representations, warranties, and covenants provided or made by the Company and PotlatchDeltic Corporation in the Documents. Any change in the accuracy or completeness of any of the information, facts, statements, representations, warranties, or covenants provided or made by the Company and PotlatchDeltic Corporation in the Documents, or assumptions on which our opinion is based, could affect our conclusion.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), and such other authorities we have considered relevant, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. Legislation enacted, administrative action taken, administrative interpretations or rulings, or judicial decisions promulgated or issued subsequent to the date hereof may result in tax consequences different from those anticipated by our opinion herein. Additionally, our opinion is not binding on the IRS or any court, and no assurance can be given that the IRS will not assert, and that a court will not sustain, a position contrary to our opinion.

Based solely upon and subject to the foregoing, and subject to the assumptions, qualifications, and limitations stated herein and set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” we are of the opinion that, for United States federal income tax purposes, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the statements regarding the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences of the Merger,” insofar as they constitute statements of law or legal conclusions, accurately describe the material United States federal income tax consequences of the Merger to the U.S. holders of the Company Common Shares.

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion. Further, we express no opinion as to the laws of any jurisdiction other than the federal income tax laws of the United States.

This opinion is delivered in connection with the consummation of the transactions contemplated under the Merger Agreement and the filing of the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the references to us therein. However, in giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ King & Spalding LLP

King & Spalding LLP